Exhibit 99.1
Metalico, Inc.

2011 Annual Stockholders Meeting
Minutes

The 2011 Annual Meeting of the Stockholders of Metalico, Inc. (the “Company”) was called to order at 9:30 a.m. on June 22, 2011 at the Embassy Suites Buffalo Hotel in Buffalo, New York. A total of 39,821,126 shares of the Company’s common stock, representing approximately 84.05% of all issued and outstanding shares, was represented at the Meeting, constituting a quorum. Directors Carlos E. Agüero, Chairman, President, and Chief Executive Officer of the Company; Michael J. Drury, Executive Vice President and Chief Operating Officer for PGM and Lead Operations of the Company; Bret R. Maxwell, Walter H. Barandiaran, Paul A. Garrett, and Sean P. Duffy attended. Also present were Arnold S. Graber, Executive Vice President, General Counsel and Secretary of the Company, and Eric W. Finlayson, Senior Vice President and Chief Financial Officer of the Company. Mr. Agüero presided as Chairman of the Meeting. Mr. Graber acted as Secretary of the Meeting.

Following the call to order, Mr. Agüero appointed Mr. Finlayson as Inspector of Elections for the Meeting. At the request of Mr. Agüero, Mr. Graber confirmed that proper notice of the Meeting had been delivered to the Stockholders. The following items establishing such notice have been filed with the Company’s corporate records:

•	A list of the holders of Common Stock of the Company as of the close of business on the Record Date of May 3, 2011, prepared by Corporate Stock Transfer, Inc., the Company’s Transfer Agent;

•	An Affidavit of Distribution of Jonathan Hoffman, Supervisor, Broadridge Financial Solutions, Inc., as to the mailing, commencing on May 12, 2011, of records relating to this Annual Meeting to all stockholders of record of common stock of the Company as of the close of business on the Record Date;

•	the Company’s Proxy Statement, dated May 12, 2011;

•	the Company’s Annual Report for the fiscal year ended December 31, 2010; and

•	a Proxy for all holders of record of common stock of the Company as of the close of business on the Record Date.

Mr. Finlayson confirmed that a quorum was present. A Report and Certification of Inspector of Election and Oath of Inspector of Election executed by representatives of Broadridge Financial Solutions, Inc., the Company’s collector of proxies, has also been filed with the Company’s corporate records.

Mr. Agüero next introduced the Directors and Officers present at the Meeting.

The Chairman then reviewed the order of business for the Meeting, specifically:

1.	to elect six Directors to serve for the coming year and until their successors are elected,

2.	to ratify the selection by the Audit Committee of the Board of Directors of independent auditors for the fiscal year ending December 31, 2011,

3.	to conduct an advisory vote on whether to approve the compensation of the Company’s named executive officers; and

4.	to conduct an advisory vote on whether future stockholder votes to approve the compensation of the Company’s named executive officers should occur every one, two or three years;

all such matters having been described in the Company’s Proxy Statement dated May 12, 2011. Copies of the Agenda for the Meeting and the Rules of Procedure are attached to these minutes as Exhibit A hereto. The polls were then declared open.

At Mr. Agüero’s request, Mr. Graber then presented the four proposals.

Proposal Number One called for the election of the following nominees to serve on the Board of Directors of the Company:

Carlos E. Agüero
Michael J. Drury
Bret R. Maxwell
Walter H. Barandiaran
Paul A. Garrett
Sean P. Duffy

Proposal Number One was seconded by Stockholder George Ostendorf, Jr., of Buffalo, New York.

Proposal Number Two was to ratify the Audit Committee’s selection of J.H. Cohn, LLP as the Company’s independent audit firm for the fiscal year ending December 31, 2011. Proposal Number Two was seconded by Stockholder George Ostendorf, Jr., of Buffalo, New York.

Proposal Number Three was an advisory vote on approving the compensation of the Company’s named executive officers in accordance with the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2011 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”

Proposal Number Three was seconded by Stockholder George Ostendorf, Sr., of Buffalo, New York.

Proposal Number Four was an advisory vote on the frequency of future stockholder advisory votes on the compensation of the Company’s named executive officers. Proposal Number Four was seconded by Stockholder George Ostendorf, Sr., of Buffalo, New York.

Mr. Graber then recited the voting standards for approval of the proposals:

•	For Proposal Number One, the election of Directors, the six persons receiving the greatest numbers of votes would be elected Directors of the Company, provided that each receives a majority vote of the outstanding shares of the Company’s stock represented at the Meeting and entitled to vote.

•	Proposal Number Two, the ratification of the Company’s independent audit firm, would be adopted if approved by the affirmative vote of a majority of the shares of the Company’s stock represented and voting at the Meeting.

•	For Proposal Number Three, the approval of the Company’s executive compensation, the choice approved by the affirmative vote of a majority of the shares of the Company’s stock represented and voting at the Meeting would be accepted as the stockholders’ recommendation.

•	For Proposal Number Four, the frequency of Stockholder executive compensation votes, the frequency approved by the affirmative vote of a majority of the shares of the Company’s stock represented and voting at the Meeting would be accepted as the stockholders’ recommendation, provided that, if none of the three frequency choices receives a majority vote, the Company will consider the frequency that receives the highest number of votes by stockholders to be the frequency that has been endorsed by stockholders.

Mr. Agüero next explained the voting and proxy procedures applicable to the proposals. He then opened the Meeting for discussion of the proposals. There being none, he declared the polls closed.

While the results were being tabulated, Mr. Agüero delivered remarks to the Stockholders on behalf of the Company’s Board of Directors and Management. A copied of his prepared remarks is attached as Exhibit B to these minutes.

At the conclusion of his remarks, Mr. Agüero opened the Meeting again for general questions and comments. Hearing none, he asked Mr. Finlayson to report the tabulation of voting.

Mr. Finlayson reported these vote totals:

For Proposal Number One, the election of directors:

				BROKER
	FOR	AGAINST	ABSTAIN	NON-VOTES
Carlos E. Agüero	25,979,979	503,878	23,643	13,313,626
Michael J. Drury	25,982,380	495,927	29,193	13,313,626
Bret R. Maxwell	26,050,035	433,972	23,493	13,313,626
Walter H. Barandiaran	24,689,181	1,814,626	23,693	13,313,626
Paul A. Garrett	26,108,420	389,247	29,833	13,313,626
Sean P. Duffy	26,098,809	375,547	33,144	13,313,626

On the basis of this count, he said, a majority of the shares of stock present and entitled to vote voted for the election of each of the Company’s nominees as Directors of the Company.

For Proposal Number Two, the ratification of the appointment of J.H. Cohn, LLP, as the Company’s independent auditors for the fiscal year ending December 31, 2011:

FOR	38,863,325
AGAINST	830,577
ABSTAIN	127,224

On the basis of this count, he stated, the ratification received the affirmative vote of a majority of the shares of stock present and entitled to vote.

For Proposal Number Three, the approval of the Company’s executive compensation:

FOR	23,457,757
AGAINST	2,951,920
ABSTAIN	97,823
BROKER NON-VOTES	13,313,626

On the basis of this count, he stated, the approval received the affirmative vote of a majority of the shares of stock present and entitled to vote.

For Proposal Number Four, the frequency of stockholder votes on the Company’s executive compensation:

ONE YEAR	18,474,053
TWO YEARS	5,838,286
THREE YEARS	2,108,646
ABSTAIN	86,515

On the basis of this count, he stated, the frequency of one year received the affirmative vote of a majority of the shares of stock present and entitled to vote.

Mr. Agüero then declared that the nominees for Director had been duly elected, the appointment of J.H. Cohn, LLP as the Company’s independent audit firm had been ratified, and stockholders had approved the Company’s executive and compensation and a frequency of one year.

There being no other business before the Stockholders, Mr. Agüero then adjourned the Meeting.

/s/ Arnold S. Graber

ARNOLD S. GRABER
Secretary of the Meeting

EXHIBIT A

Metalico, Inc.

2011 Annual Meeting
Of Stockholders

Embassy Suites Buffalo Hotel
200 Delaware Avenue
Buffalo, New York
June 22, 2011 ? 9:30 a.m.

Agenda

1.	Call to Order.

2.	Establishment of Notice and Quorum.

3.	Introductions of Directors, Officers, and Auditor.

4.	Statement of Order of Business.

5.	Opening of Polls.

6.	Introduction of Proposals; Nomination of Directors.

7.	Discussion of Proposals.

8.	Voting on Proposals.

9.	Management Remarks.

10.	Stockholder Questions and Comments.

11.	Report of Election Results.

12.	Adjournment.

Rules of Procedure

Welcome to the Annual Meeting of Stockholders of Metalico, Inc. During the Meeting, Management will report to you on the Company’s operations and votes will be taken on the items of business on the Agenda. In the interest of an orderly meeting, we ask you to observe the following rules:

1.	The Meeting will be conducted in a manner designed to accomplish the business of the Meeting in a prompt and orderly fashion and to be fair and equitable to all stockholders, but it will not be necessary to follow Roberts’ Rules of Order or any other manual of parliamentary procedure.

2.	The business of the Meeting will follow the order shown in the Agenda. You need not vote at this Meeting if you have already voted by proxy. However, if you wish to change your vote, or if you have not voted, you will be given the opportunity to request a ballot and to vote before the polls are closed.

3.	The proposals set forth in the Proxy Statement dated May 12, 2011 will be presented and discussed. Questions or comments with respect to the proposals, or which may be raised during the general stockholder question and comment period following the voting, should be limited to no more than three minutes.

4.	No one may address the Meeting until recognized by the Chairman.

5.	If you wish to speak please raise your hand so that you can be provided with a microphone. After the Chairman of the Meeting recognizes you, please stand, give your name and city of residence, and state whether you are a stockholder or hold the proxy of a stockholder.

NOTE: In order to speak at the Meeting, you must be either a stockholder of record as of May 3, 2011 or must be named in a proxy given by a stockholder of record as of May 3, 2011, and properly filed with the Secretary of the Company prior to the Meeting.

6.	Stockholders will be recognized on a rotation basis, and their questions or remarks must be relevant to the Meeting, pertinent to matters properly before the Meeting, and briefly stated within a time limit of three minutes. The Meeting is not to be used as a forum to present general economic, political, or other views that are not directly related to the matters properly before the Meeting. Once you have spoken on a subject, please give other stockholders the opportunity to speak before asking to be recognized for a second time.

7.	If you have questions that are not related to the Meeting or that are not of concern to the stockholders generally, one of the officers present will be available to discuss the matter with you after the Meeting or at some other mutually convenient time.

8.	The use of cameras, sound recording equipment, communication devices, or any other similar equipment is prohibited without the written permission of the Company.

EXHIBIT B

Management Remarks
By Carlos E. Agüero
Chairman, President, and Chief Executive Officer

As stated in this year’s letter to stockholders, Metalico’s performance in 2010 improved markedly by most metrics following a recovery that started in 2009. Virtually all operating locations returned to profitability, and we experienced notable growth in units purchased and sold throughout the year, as well as sales and profits. Let me briefly recap those highlights.

Our unit volume highlights are as follows:

•	Ferrous gross tons sold of 451,000 vs. 307,000 in 2009, a 47% increase.

•	Non-ferrous pounds sold of 141 million vs. 95 million, a nearly 50% increase.

•	PGM troy ounces sold of 146,000 vs. 87,000, a 68% increase.

•	Lead pounds sold declined to 46 million, or by 21%, due to sluggish ammunition and construction activity.

Here are our key 2010 financial highlights:

•	Revenues rose 90% to $553 million.

•	Operating Income jumped 166% to $36.5 million.

•	Net Income reached $13.5 million, compared to a loss in 2009.

•	Earnings per share were $.29 vs. a loss in 2009.

•	EBITDA was $53 million, an increase of 83% over 2009.

The improvement continued into the first quarter of 2011 with reported sales of $182 million, net income of $8.8 million and earnings per share of $.19 – certainly a performance that all of our people can be truly proud of.

During 2010, we achieved the aforementioned results in the absence of acquisition activity. During the year, not only did the economy transition towards recovery, but Metalico’s growth strategy also evolved in response to the changing environment. Historically, the Company has grown largely through acquisitions. In the aftermath of the 2008 financial crisis, access to capital for Metalico became very expensive and sellers’ expectations of enterprise value remained at lofty levels relative to their financial performance.

Acquisitions represent a rapid way to grow a company, but can be expensive, especially when buying a large company. We have found that it is far less expensive to expand via internal development, augmented by purchasing or building scrap-buying centers in strategic locations. As a result, organic, or internal development, is becoming a fundamental element of our strategy as we move forward. However, should we find a significant acquisition on acceptable economic terms that matches our goals and objectives, we will pursue it.

To date in 2011 we have completed a small but very strategic acquisition of Goodman Services with locations in Jamestown, NY and Bradford, PA. We are currently busy integrating those operations and extracting the synergies that this transaction has made available to us.

At the same time we continue to identify ways to secure scrap flow for our existing shredder operations and particularly for the new shredder presently under construction nearby in Hamburg.

To effectively execute our plan and deploy our capital resources, we are aggressively surrounding ourselves with additional seasoned and talented scrap industry professionals.

•	In May of 2010, we hired Steve Alberico, who has over 20 years of industry experience, to coordinate and oversee our Non-ferrous Sales and Marketing.

•	In February of this year Ken Mueller came on board in the role of COO of Metalico’s scrap operations. Ken has over 25 years of industry experience.

•	In May we brought on Pete Meyers, who has 20 years of industry experience, to be our Vice President of Ferrous Sales and Marketing.

•	And just a few days ago we hired a 30-year industry veteran to manage and oversee the construction and operation of our new shredder here in the greater Buffalo market.

We believe that by expanding the breadth and depth of our senior management team, Metalico will be better positioned to execute our strategic growth plan and lead to enhancing value for our shareholders.

Now I’d like to share our industry outlook by product line.

Ferrous: Demand for all grades of ferrous scrap remains solid. Domestic steel consumers are currently running at approximately 75% of production capacity and are anticipated to remain around the mid 70’s range throughout the year.

Entering the second quarter, intake of ferrous scrap has experienced considerable seasonal improvement but is now leveling off from the spring rush. Competition for scrap among recyclers is brisk and expected to remain so.

Non-Ferrous: Demand for non-ferrous scrap continues to be strong across all commodities and pricing for most grades remains in a high-level trading range. The flow of non-ferrous scrap into yards has been improving due to warmer weather. Competition for non-ferrous units is brisk and expected to remain that way for the foreseeable future.

PGM’s: Average prices for Platinum Group Metals increased in the first quarter, but have fluctuated to date in the second quarter. The supply of catalyst material from converters has been supported by strong junk car prices but competition for units is fierce. The accelerating retirement of gas-guzzling cars should help the supply of catalyst as fuel prices continue to rise. Barring a major drop in car sales, Metalico believes that PGM prices will continue to be volatile but well supported for the remainder of the year.

Minor Metals: The Minor Metals recycling sector is expected to grow in sales and volume in the future. Domestic and international demand is growing as new applications for these metals develop. The Company believes there is a growing strategic importance in Minor Metals that may become in short supply as a result of increasing use in hi-tech electronics, energy storage products and manufacturing specialty steel. The Minor Metals include molybdenum, tantalum, tungsten, niobium, rhenium, manganese and chrome.

Lead Fabricating: Fabricated lead product sales have stabilized and should benefit during the remainder of the year if improvement in the healthcare and radiation shielding markets occurs and construction activity picks up.

In short, we remain optimistic but cautious about commodity price levels and demand.

Sourcing of scrap units for recycling remains highly competitive across the entire metals spectrum. Economic conditions are generally stagnant to slowing and we are hopeful that it will not have a significant spillover effect to the metals industry, which has shown more resiliency than other areas of the economy.

In any event, we are prepared to adjust quickly to change and our 800-plus employees will continue to work together under challenging conditions to capitalize on opportunities as they present themselves.